Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Adds Battery Technology and Sustainability Expertise to Board with Appointment of New Independent Director

OVERLAND PARK, Kan. (Oct. 12, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Gareth Joyce to the company’s board of directors. Joyce brings extensive experience in the transportation sector, with a focus on electric vehicle battery technology and markets.

“With Gareth’s appointment, we are pleased to add key expertise to the board in support of the company’s recently announced lithium development strategy,” said Joe Reece, non-executive chairman of the board. “Gareth’s leadership in the electric vehicle battery sector, coupled with his hands-on knowledge of driving sustainable operations, will be an excellent addition to our board acumen as we maintain focus on maximizing value of our advantaged assets to benefit all stakeholders.”

Joyce is currently the president of Proterra Inc, a leading commercial electric vehicle technology company. He was promoted to his current position in September 2021 after previously serving as president of Proterra’s Powered and Energy business units since November 2020. From 2016 to 2020, he served in a number of leadership roles at Delta Air Lines Inc., most recently as chief sustainability officer. Prior to his time at Delta, from 2004 to 2016, Joyce held roles of increasing responsibility at Daimler AG, including as president and CEO, Mercedes-Benz Canada, and vice president, customer service, Mercedes-Benz USA. Joyce has also served in a number of consulting and management positions in finance and other fields.

Joyce earned a Bachelor of Science in engineering at the University of the Witwatersrand and a Master of Commerce in business management at the University of Johannesburg, both in South Africa.

Joyce has been appointed to the Environmental, Health, Safety and Sustainability Committee and Nominating/Corporate Governance Committee of the board. With Joyce’s appointment, the board of directors has expanded from eight members to nine.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com

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